ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, made and entered into this __ day of March, 2007 (the “Agreement”), by and between The River Broadcasting Company, Inc., 800 Highway One South, Delta Plaza Mall, #39, Greenville, MS 38702 (“Seller”) and The Marketing Group, 1209 16th Avenue South, Suite 200, Nashville, TN 37212 or its assignee, Debut Broadcasting, Inc., an entity under common control as The Marketing Group (The Marketing Group together with Debut Broadcasting, Inc. referred to as “Buyer”).

WITNESSETH:

WHEREAS, Seller operates radio broadcast Stations WIQQ FM 102.3 MHz in Leland, MS, WBAQ FM 97.9 MHz and WNIX AM 1330 kHz in Greenville, MS (the “Stations”) and is authorized to operate the Stations pursuant to licenses issued by the Federal Communications Commission (the “FCC”); and

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, substantially all of the assets used and/or useful in connection with the operation of the Stations, all on the terms and subject to the conditions set forth herein, including prior approval of the FCC.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

PURCHASE OF ASSETS

1.1 Transfer of Assets. On the Closing Date (as defined in Section 5.1 hereof), Seller shall sell, assign, transfer and convey to Buyer or its designated assignee, and Buyer shall purchase and assume from Seller, substantially all of the assets, properties, interests and rights held by Seller which are used and/or useful in connection with the operation of the Stations, as the same shall exist on the Closing Date, including but not limited to the following (but excluding the Excluded Assets specified in Section 1.3 hereof), all such assets being referred to herein as the “Stations Assets”:

1.1.1 All licenses, permits and other authorizations issued by the FCC and any other federal, state or local government authority (the “Stations Licenses”) to Seller in connection with and necessary for the conduct of the business and the operation of the Stations, together with renewals or modifications of such Stations Licenses between the date hereof and the Closing Date, including but not limited to those listed on Schedule 1.1.1 attached hereto;

1.1.2 All equipment, machinery, office furniture and fixtures, office materials and supplies, inventory, spare parts and other tangible personal property of every kind and description, and Seller’s rights therein, of Seller with respect to the Stations, together with any improvements or replacements thereof and additions thereto, made between the date hereof and the Closing Date in accordance with this Agreement, including but not limited to those listed on Schedule 1.1.2 hereto;

1.1.3 All contracts, agreements and leases, written or oral, relating to the operation of the Stations which are listed in Schedule 1.1.3 hereto (the “Assumed Contracts”), together with all contracts, agreements and leases entered into or acquired by Seller between the date hereof and the Closing Date which Buyer has agreed to assume in writing at Closing;

1.1.4 All of Seller’s right, title and interest in and to the call letters “WIQQ, WBAQ and WNIX,” trademarks, trade names, service marks, franchises, copyrights, including registrations and applications for registration of any of them, jingles, logos and slogans or licenses to use same (the “Intangible Personal Property”), together with any associated goodwill and any additions thereto between the date hereof and the Closing Date, including but not limited to those described on Schedule 1.1.4 attached hereto;

1.1.5 All real property, buildings, fixtures and other improvements thereon, leasehold interests, easements, licenses, rights of access, rights of way, improvements and other real property interests, which are held or owned by the Seller and used and/or useful in the operation of the Stations as of the date hereof and the Closing Date as described on Schedule 1.1.5 attached hereto (the “Real Property”);

1.1.6 All books, files, records and logs relating to the conduct of the Stations’ business and the operation of the Stations (collectively the “Stations Records”). For three years following Closing, Seller shall have reasonable access to such books, files, records and logs for inspection and duplication at Seller’s expense during normal business hours, and to the originals if required, for the purposes of bookkeeping, tax return preparation and accounting procedures, and for such other purposes as may be customary or reasonably necessary; and

1.1.7 All accounts receivable arising in connection with the operation of the Stations prior to the Closing Date and outstanding and uncollected as of the Closing Date (the “Accounts Receivable”).

1.2 No Liens. Except as set forth on Schedule 1.2 (the “Permitted Liens”), and subject to Section 1.1.3 hereof, the Stations Assets shall be transferred to Buyer free and clear of all debts, security interests, mortgages, trusts, claims, pledges, or other liens, liabilities and encumbrances whatsoever (collectively, the "Liens").

1.3 Excluded Assets. Notwithstanding anything to the contrary contained herein, it is expressly understood and agreed that the Stations Assets shall not include the following assets along with all rights, title and interest therein which shall be referred to as the "Excluded Assets":

1.3.1  All cash, cash equivalents or similar type investments of Seller, such as certificates of deposit, Treasury bills and other marketable securities on hand and/or in banks;

1.3.2 All contracts that have terminated or expired prior to the Closing Date in the ordinary course of business and as permitted hereunder;

1.3.3 All other contracts of Seller, including employment contracts, whether written or oral, not assumed by Buyer pursuant to the terms of Section 2.1 hereof;

1.3.4 All pension, profit sharing or cash or deferred (Section 401(k)) plans and trusts and the assets thereof and any other employee benefit plan or arrangement and the assets thereof, if any maintained by Seller; and

1.3.5 All contracts of insurance and all insurance proceeds relating to claims made by Seller prior to the Closing Date.

1.3.6 Seller’s books and records pertaining to the organization, existence or capitalization of Seller, and duplicate copies of such records as are necessary to enable Seller to file tax returns and reports, provided, however, that Seller will cooperate with Buyer’s reasonable requests for such information in connection with Buyer’s compliance with Securities Exchange Commission requirements related to Buyer’s public offering of securities.

ARTICLE 2

ASSUMPTION OF OBLIGATIONS

2.1 Assumption of Obligations. Subject to the provisions of this Article 2 and Section 3.5, on the Closing Date, Buyer shall assume and undertake to pay, satisfy or discharge the liabilities, obligations and commitments of Seller arising or to be performed on or after the Closing Date under (i) the Stations Licenses and Assumed Contracts and (ii) any other contracts entered into by Seller between the date hereof and the Closing Date which Buyer may in its sole discretion expressly agree in writing to assume. All of the foregoing liabilities and obligations shall be referred to herein collectively as the "Assumed Liabilities."

2.2 Retained Liabilities. Except as set forth in Section 2.1 hereof, Buyer expressly does not, and shall not, assume or be deemed to assume any other liability, obligation, commitment, undertaking, expense or agreement of Seller of any kind or nature, absolute or contingent, known or unknown, and the execution and performance of this Agreement shall not render Buyer liable for any such liability, obligation, undertaking, expense or agreement. All of such liabilities and obligations shall be referred to herein collectively as the "Retained Liabilities." Without limiting the generality of the foregoing, it is understood and agreed that Buyer is not agreeing to, and shall not, assume any liability or obligation of Seller to Seller's employees under any existing written or oral agreements with Seller, including any such liability or obligation in respect of wages, salaries, bonuses, accrued vacation or sick pay or any other matter other than liabilities and obligations arising following the Closing.

ARTICLE 3
PURCHASE PRICE

3.1 Purchase Price. Subject to certain adjustments pursuant to Sections 3.2 and 3.5 below, the purchase price for the transfer of the Stations Assets from Seller to Buyer shall be One Million Dollars ($1,000,000) (the "Purchase Price") plus the payment for the Accounts Receivable specified in Section 3.2.2.2.

3.2 Payment of Purchase Price. The Purchase Price shall be paid as follows:

3.2.1 Pursuant to the Letter of Intent dated January 2, 2007 and to secure the performance of the obligations therein between Seller and Buyer, Buyer delivered an irrevocable letter of credit from Regions Bank in the principal amount of Ten Thousand Dollars ($10,000) (the “Initial Letter of Credit”) to Seller. Concurrently with the execution of this Agreement, Buyer shall deliver a second irrevocable letter of credit from Regions Bank to Seller in the principal amount of Fifty Thousand Dollars ($50,000) to secure the performance of the obligations between Seller and Buyer as more particularly described in this Agreement (the “Second Letter of Credit”). Concurrently with the delivery of the Second Letter of Credit to Seller, Seller shall return the Initial Letter of Credit to Buyer.

3.2.2 At Closing, Buyer shall pay to Seller the Purchase Price, as follows:

3.2.2.1 One Million Dollars ($1,000,000), by wire transfer of immediately available funds, plus or minus any adjustments to be made pursuant to Section 3.5 hereof; and

3.2.2.2 No later than one (1) day prior to the Closing Date, Seller shall deliver to Buyer a complete and detailed itemization of all Accounts Receivables outstanding as of the Closing Time, in an aged accounts receivable format, arising from the operations of the Station prior to the Closing Time. At Closing, Buyer shall assign such Accounts Receivable to Buyer, and Buyer shall pay Seller eighty percent (80%) of the aggregate value of the aged Accounts Receivable outstanding for not more than 90 days and any other Accounts Receivable that Buyer may accept (the “Assigned Accounts Receivable”). Buyer may exclude from the Assigned Accounts Receivable those Accounts Receivable which the debtor has expressly disputed in writing, and any barter agreements.

3.3 Second Letter of Credit.

3.3.1 In the event that this Agreement is terminated by Seller prior to the Closing because of Buyer’s refusal or inability to close or pursuant to Section 15.1.1.1, Seller, if not in material default or breach of this Agreement, shall be entitled to receive or draw down against the full amount of the Second Letter of Credit in accordance with its terms as liquidated damages and not as a penalty. Buyer and Seller each acknowledge and agree that the liquidated damage amount is Seller's sole remedy for Buyer's breach hereof and that such amount is reasonable in light of the anticipated harm which would be caused by Buyer's breach of this Agreement, the difficulty of proof of loss, the inconvenience and nonfeasability of otherwise obtaining an adequate remedy, and the value of the transaction to be consummated hereunder. In addition, Seller shall be entitled to recover from Buyer court costs and reasonable attorneys’ fees, incurred by it in enforcing its rights to liquidated damages hereunder, plus interest at the Prime Rate on the amount of any judgment obtained against Buyer from the date of default until the date of payment of the judgment. “Prime Rate” shall mean a per annum rate equal to the “prime rate” as published in the Money Rates column of the Eastern Edition of The Wall Street Journal (or the average of such rates if more than one rate is indicated).

3.3.2 In the event of a termination of this Agreement for a reason other than as described in Section 3.3.1, then Seller shall not be entitled to draw down against the Second Letter of Credit and Seller shall return the Second Letter of Credit to Buyer.

3.4 Allocation of Purchase Price. The Purchase Price shall be allocated in accordance with Exhibit A hereto.

3.5 Proration of Income and Expenses. Except as otherwise

provided herein, on the Closing Date, there shall be prorated all revenue and expenses arising from the conduct of the business and operation of the Stations, including expenses related to the Stations Licenses and Real Property, and other prepaid and deferred items. Such prorations shall be based upon the principle that Seller shall be responsible for all liabilities and obligations and entitled to all revenue incurred or accruing in connection with the operation of the Stations until the Closing Date, and Buyer shall be responsible for such liabilities and obligations and entitled to all revenue incurred by Buyer thereafter. Such prorations shall include, without limitation, all ad valorem, real estate and other property taxes, business and license fees, FCC regulatory fees, utility expenses, payments of rent, utilities, insurance, salaries, taxes, music and license fees, and other charges. In this regard, Seller shall pay the costs of all engineering studies, ownership reports, employment reports, or other reports or FCC filings required by virtue of Seller's ownership of the Stations prior to the Closing Date, and Buyer shall pay the costs of all engineering studies, ownership reports, employment reports, or other reports or FCC filings required by virtue of Buyer's ownership of the Stations after the Closing Date. Any filing or grant fees imposed by any governmental authority, the consent of which is required for the transactions contemplated by this Agreement, including all filing fees incurred pursuant to Section 4.2, shall be borne equally by Buyer and Seller. Seller shall have fully performed or terminated all barter agreements prior to Closing, except for those barter obligations expressly set forth in the Assumed Contracts.

3.5.1 Seller agrees to the payment of $ 28,669 to Buyer at Closing for the repair of the AM transmitter site described in the engineering studies performed by Rob Herring. Seller shall not be responsible for any payment in excess of $28,669, for the AM repairs described herein.

ARTICLE 4

GOVERNMENTAL CONSENTS

4.1 FCC Consent. It is specifically understood and agreed by Buyer and Seller that the Closing and the assignment of the FCC Licenses and the transfer of the Stations Assets is expressly conditioned on and is subject to the prior consent and approval of the FCC ("FCC Consent") without the imposition of any conditions on the transfer of the FCC Licenses which are materially adverse to Buyer or Seller.

4.2 FCC Application. Within ten (10) business days after execution of this Agreement, Seller and Buyer shall file with the FCC an application for assignment of the FCC Licenses (the "Assignment Application") from Seller to Buyer. Seller and Buyer shall thereafter prosecute the Assignment Application with all reasonable diligence and otherwise use their best efforts to obtain the grant of the Assignment Application as expeditiously as practicable. If the FCC Consent imposes any condition on either party hereto, such party shall use its best efforts to comply with such condition; provided, however, that neither party shall be required to comply with any condition that would have a material adverse effect upon it. If reconsideration or judicial review is sought with respect to the FCC Consent, the party affected shall vigorously oppose such efforts for reconsideration or judicial review; provided, however, that nothing in this Section 4.2 shall be construed to limit either party's right to terminate this Agreement pursuant to Article 15 hereof.

ARTICLE 5

CLOSING

5.1 Closing. Subject to the terms and conditions of this Agreement, including Section 15.1 hereof and except as otherwise mutually agreed upon by Seller and Buyer, the closing of the transactions contemplated herein (the "Closing") shall occur on a date agreed upon by Buyer and Seller within ten (10) business days after the date on which the FCC Consent shall have been given, pursuant to delegated authority (the "Closing Date"); provided, however, that in the event that informal objections or petitions to deny are filed against the Assignment Application, the Closing shall, at Buyer’s option, occur within ten (10) business days after the date on which the FCC Consent shall have become a Final Order. A “Final Order” means an action of the FCC approving the Assignment Application, which is no longer subject to reconsideration or review by the FCC or any court or other governmental authority. The Closing shall be held at the offices of the Stations, or at such place as the parties hereto may agree.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby makes the following representations and warranties to Seller, all of which have been relied upon by Seller in entering into this Agreement and, except as specifically otherwise provided, all of which shall be true and correct on the Closing Date:

6.1 Organization and Standing. The Marketing Group is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee, and is qualified to do business in each jurisdiction in which the Stations Assets are located. Debut Broadcasting, Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in each jurisdiction in which the Stations Assets are located.

6.2 Authorization and Binding Obligation. Buyer’s execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary action on its part and upon the obtaining of all necessary approvals of the transactions contemplated by this Agreement, this Agreement will constitute, and the other agreements to be executed in connection herewith will constitute, the valid and binding obligation of Buyer enforceable in accordance with their terms.

6.3 Absence of Conflicting Agreement. Except as set forth in Article 4 with respect to FCC and other governmental consents, the execution, delivery and performance of this Agreement by Buyer: (a) do not and will not require the consent of any third party; (b) will not conflict with, result in a breach of, or constitute a violation of or a default under, the provisions of Buyer’s organizational documents; (c) do not and will not conflict with, result in a breach of, or constitute a violation of or default under, any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority to which Buyer is a party; and (d) do not and will not, either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination of or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, agreement, instrument, license or permit to which Buyer is now subject.

6.4 FCC Qualifications. To the best of Buyer’s knowledge, it is qualified under the Communications Act of 1934, as amended, and under the rules and regulations of the FCC, to be the licensee of, acquire, own and operate the Stations. There are no facts that would, under existing law and the rules, regulations, policies and procedures of the FCC, disqualify Buyer as an assignee of the Stations Licenses or as the owner and operator of the Stations. No waiver of any FCC rule or policy is necessary for the FCC Consent to be obtained. There is no action, suit or proceeding pending or threatened against Buyer which questions the legality or propriety of the transactions contemplated by this Agreement or could materially adversely affect the ability of Buyer to perform its obligations hereunder.

6.5 Absence of Litigation. There is no claim, litigation, proceeding or investigation pending or, to the best of Buyer’s knowledge, threatened against Buyer which seeks to enjoin or prohibit, or which otherwise questions the validity of, any action taken or to be taken in connection with this Agreement.

6.6 Bankruptcy. No insolvency proceedings of any character, including without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting Buyer are pending or, to the best of Buyer’s knowledge, threatened, and Buyer has not made any assignment for the benefit of creditors or taken any action which would constitute the basis for the institution of such insolvency proceedings.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby makes the following representations and warranties to Buyer, all of which have been relied upon by Buyer in entering into this Agreement and, except as specifically otherwise provided, all of which shall be true and correct on the Closing Date:

                7.1 Organization and Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi. Seller has the power and authority to own, lease and operate the Stations Assets and to carry on the business of the Stations as proposed to be conducted by Seller between the date hereof and the Closing Date.

7.2 Authorization and Binding Obligation. Seller has the power and authority to enter into and perform this Agreement and the transactions contemplated hereby, and Seller's execution, delivery and performance of this Agreement, and the transactions contemplated hereby have been duly and validly authorized by all necessary action on its part. This Agreement has been duly executed and delivered by Seller and this Agreement constitutes, and the agreements to be executed in connection herewith will constitute the valid and binding obligation of Seller enforceable in accordance with their terms, except as limited by laws affecting the enforcement of creditors’ rights or equitable principles generally.

7.3 Absence of Conflicting Agreements. Except as set forth in Article 4 with respect to FCC and other governmental consents, the execution, delivery and performance of this Agreement by Seller: (a) do not and will not require the consent of any third party; (b) will not conflict with, result in a breach of, or constitute a violation of or a default under, the provisions of Seller’s organizational documents; (c) do not and will not conflict with, result in a breach of, or constitute a violation of or default under, any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority to which Seller is a party or by which it or the Stations Assets are bound; and (d) do not and will not, either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination of or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, agreement, instrument, license or permit to which Seller or the Stations Assets is now subject; and (e) will not result in the creation of any lien, charge or encumbrance on any of the Stations Assets.

7.4 Government Authorizations. Except as otherwise provided, Schedule 1.1.1 hereto contains a true and complete list of the Stations Licenses, which are required for the lawful conduct of the business and operation of the Stations in the manner and to the full extent they are proposed to be conducted by Buyer. Seller is the authorized legal holder of the Stations Licenses listed in Schedule 1.1.1. Except as otherwise provided on Schedule 1.1.1, the Stations Licenses listed in Schedule 1.1.1 are in good standing, in full force and effect and sufficient for the operation of the Stations as presently operated by Buyer. The operation of the Stations is in material compliance with the Stations Licenses and the underlying construction permits. Except as otherwise provided on Schedule 1.1.1, no proceedings are pending or to Seller’s knowledge, threatened, nor, to Seller's knowledge, do any facts exist which may result in the revocation, modification, non-renewal or suspension of any of the Stations Licenses, the issuance of any cease and desist order, the imposition of any administrative actions by the FCC with respect to the FCC Licenses or which may affect Buyer's ability to operate the Stations in accordance with the Stations Licenses and the FCC's rules.

7.5 Tangible Personal Property. Schedule 1.1.2 hereto contains a list of all material tangible personal property owned, leased or held by Seller and used and/or useful in the conduct of the business and operation of the Stations. The Tangible Personal Property which is leased is identified as such on Schedule 1.1.2. The Tangible Personal Property is all of the tangible personal property necessary to operate the Stations in the manner in which it is presently operated. Except for the Tangible Personal Property leased by Seller, Seller owns and has, and will have on the Closing Date, good and marketable title to all of the Tangible Personal Property (and to all other tangible personal property and assets to be transferred to Buyer hereunder), and none of such property at the Closing will be subject to any security interest, mortgage, pledge, or other lien or encumbrance. Except as identified on Schedule 1.1.2, to Seller's knowledge, all material items of the Tangible Personal Property are in good repair and normal operating condition (ordinary wear and tear excepted) and are available for immediate use in the conduct of the business and operation of the Stations in its customary manner and in accordance with its licenses and the rules, regulations and policies of the Commission and all other governmental authorities having jurisdiction thereof.

7.6 Real Property. Schedule 1.1.5 hereto contains a list of all of the Real Property and is all of the real property necessary to operate the Stations in the manner in which it is presently authorized to operate. Seller owns and has, and will have on the Closing Date, good and marketable title to all the owned Real

Property and none of such property at the Closing will be subject to any Liens other than Permitted Liens. None of the Real Property is subject to any contract, option or commitment for sale or lease to any party other than Buyer. Seller has received no notice of, and has no knowledge of, any violation of or noncompliance with any restrictive covenants, zoning, building and other laws and regulations of applicable governmental authorities having jurisdiction in connection with the Real Property. The buildings, towers and appurtenances, and other fixtures used in the operation of the Stations are in good working order and repair without any defects which would prevent the operation, use and function thereof in a normal and expected manner. To Seller’s knowledge, the improvements on the owned Real Property are contained entirely within the bounds of the owned Real Property and do not encroach upon any property, the title or use of which will not be conveyed to Buyer hereunder. All utilities necessary for Buyer’s use of the Real Property are installed and in working order. No condemnation proceedings have been instituted or, to Seller’s knowledge, threatened against the Real Property.

7.7 Contracts. Schedule 1.1.3 hereto contains a list of all of the Assumed Contracts. Each of the Assumed Contracts are valid, binding and enforceable by Seller in accordance with their respective terms. Seller is not in material breach or default thereof, there is no claim of breach or default, and Seller has no knowledge of any act or omission which has occurred or which has been threatened which could result in a breach or default thereof. Those Assumed Contracts requiring the consent of a third party to assignment which Seller and Buyer agree are critical to the consummation of the transactions contemplated hereby are identified as "Material Contracts" and are so marked on Schedule 1.1.3. Notwithstanding the foregoing, if it is discovered before Closing that Seller failed to list a contract in Schedule 1.1.3 other than a Material Contract which was required to be listed, then Buyer may elect in its sole discretion to accept or reject such contract.

7.8 Intangible Personal Property. Schedule 1.1.4 hereto contains a list of all material intangible personal property applied for, issued to or owned by the Seller or under which Seller is a licensee and used in the conduct of the business and included in the Stations Assets. The Intangible Personal Property is all of the intangible personal property used in the operation of the Stations in the manner conducted by Seller. Seller has the right to use all of such property and to Seller’s knowledge, such use does not infringe on or violate any other party's rights.

7.9 Insurance. All of the assets to be sold to Buyer which are of an insurable character are insured by financially sound and reputable insurance companies against loss or damage by fire and other risks to the extent and in the manner customary for properties and assets of that nature. All such insurances policies are listed on Schedule 7.9 hereto and are in current force and effect and full coverage thereunder shall remain in effect through the Closing.

7.10 Taxes. Seller has, in respect of the Station’s business, filed all federal, state, local and foreign income, franchise, sales, use, property, excise, payroll and other tax returns required by law and has paid in full all taxes, estimated taxes, interest, assessments, and penalties due and payable pursuant to such returns or assessments. All returns and forms which have been filed have been true and correct in all material respects and no tax or other payment in a material amount other than as shown on such returns and forms are required to be paid and have been paid by Seller.

7.11 Environmental. To Seller's knowledge, (i) Seller has not unlawfully disposed of any Hazardous Materials (defined herein) at the Real Property included in the Stations Assets, (ii) the technical equipment included in the Stations Assets does not contain any polychlorinated biphenyls (PCBs), (iii) there are no underground tanks at the Real Property of the Stations. As used herein, the term "Hazardous Materials" shall mean all chemicals, petroleum, crude oil or any fraction thereof, hydrocarbons, polychlorinated biphenyls (PCBs), asbestos, asbestos-containing materials and/or products, urea formaldehyde, or any substances which are classified as "hazardous" or "toxic" under CERCLA; hazardous waste as defined under the Solid Waste Disposal Act, as amended 42 U.S.C. § 6901; air pollutants regulated under the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq, pollutants as defined under the Clean Water Act, as amended, 33 U.S.C. § 1251, et seq, any pesticide as defined by Federal Insecticide, Fungicide, and Rodenticide Act, as amended, 7 U.S.C. § 136, et seq, any hazardous chemical substance or mixture or imminently hazardous substance or mixture regulated by the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et Seq, any substance listed in the United States Department of Transportation Table at 45 CFR 172 10I; any chemicals included in regulations promulgated under the above listed statutes; any explosives, radioactive material, and any chemical regulated by state statutes similar to the federal statutes listed above and regulations promulgated under such state statutes.

7.12 Employee and Labor Relations.

7.12.1 Seller is not a party to any contract with any labor organization, nor has Seller agreed to recognize any union or other collective bargaining unit, nor has any union or other collective bargaining unit been certified as representing any of Seller's employees. Seller has no knowledge of any organizational effort currently being made or threatened by or on behalf of any labor union with respect to employees of Seller.

7.12.2 Seller has complied in all material respects with all applicable laws, rules and regulations relating to the employment of labor, including those relating to wages, hours, collective bargaining, unemployment insurance, workers' compensation and payment and withholding of taxes in connection with the operation of the Stations.

7.12.3 Seller has not promised to any employee of the Stations that Buyer will be hiring any such employee or otherwise made any offer of employment to any employee of the Stations on behalf of Buyer. All employees of the Stations shall be terminable, without liability to Buyer, on and as of the Closing Date. Buyer will have no liability to any present or past employee of the Stations for retirement, pension, bonus, termination, vacation, or other pay, or for hospitalization, major medical, life or other insurance or other employee benefits.

7.13 Litigation. There is no litigation or proceeding or investigation pending or, to Seller’s knowledge, threatened against Seller or the Stations in any federal, state or local court, or before any administrative agency or arbitrator (including, without limitation, any proceeding which seeks the forfeiture of, or opposes the renewal of, any of the Stations Licenses), or before any other tribunal duly authorized to resolve disputes, or which seeks to enjoin or prohibit, or otherwise questions the validity of, any action taken or to be taken pursuant to or in connection with this Agreement.

7.14 Compliance with Law. The operation of the Stations and all of the Stations Assets are in compliance in all material respects with all applicable federal, state and local laws, ordinances and regulations, including the Communications Act of

1934, as amended and all rules and regulations issued thereunder. Without limiting the generality of the foregoing, Seller has timely filed all FCC reports and other documents required to be filed by any governmental authority with respect to the Stations and Seller has maintained its local public inspection file in full compliance with FCC requirements.

7.15 Shareholders. George E. Pine (80%) and James Karr (20%) are the only shareholders of Seller.

7.16 Accuracy of Information. No representation or warranty made by Seller hereunder or any information furnished or to be furnished to Buyer or any principal or agent of Buyer in connection with the transaction contemplated herein contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make the information herein not misleading. Notwithstanding the generality of the foregoing, all financial information given to Buyer fairly reflects the condition of Seller as of the date hereof and fairly presents the results of operation of the Stations for the periods reflected therein, and since the date of the most recent financial statement given to Buyer there have been no material adverse changes in the financial position of the Stations.

7.17 Bankruptcy. No insolvency proceedings of any character, including without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting Seller are pending or, to the best of Seller’s knowledge, threatened, and Seller has not made any assignment for the benefit of creditors or taken any action which would constitute the basis for the institution of such insolvency proceedings.

ARTICLE 8
COVENANTS

8.1 Seller Affirmative Covenants. Seller covenants and agrees with respect to the Stations that, between the date hereof and the Closing Date, except as expressly permitted by this Agreement or with the prior written consent of Buyer, it shall act in accordance with the following:

8.1.1 Seller shall conduct the business and operation of the Stations in the ordinary course of business consistent with past practice and with the intent of preserving the ongoing operations and assets, listeners, advertisers and business of the Stations.

8.1.2 Seller shall operate the Stations in material accordance with FCC rules and regulations and the Stations Licenses and with all other laws, regulations, rules and orders and remove and assume all responsibility and costs for removing any and all violations thereof, including the payment of any fines assessed or other sanctions that may be imposed therefor.

8.1.3 Seller shall provide Buyer prompt written notice of any material change in any of the information contained in the representations and warranties made in Article 7 hereof or any Schedules referred to herein or attached hereto.

8.1.4 Seller shall give prompt notice to Buyer of any unusual or material developments with respect to the business or operation of the Stations.

8.1.5 Seller shall give or cause the Stations to give Buyer and Buyer's counsel, accountants, engineers and other representatives, at Buyer's reasonable request, and as authorized by the management of Seller, reasonable access during normal business hours to all of Seller's personnel, properties, books, contracts, reports and records including financial information and tax returns relating to the Stations, to all buildings and equipment relating to the Stations, and to the Stations’ employees in order that Buyer may have full opportunity to make such investigation as it desires of the affairs of the Stations and to furnish Buyer with information, and copies of all documents and agreements including but not limited to financial and operating data and other information concerning the financial condition, results of operations and business of the Stations, that Buyer may reasonably request. The rights of Buyer under this Section 8.1.5 shall not be exercised in such a manner as to interfere unreasonably with or disrupt the business or operation of the Stations.

8.1.6 Seller shall use commercially reasonable efforts to perform all of the Assumed Contracts according to their respective material terms and, if necessary, renew the same; provided, however, that, at Buyer's request, Seller will give protective notices of cancellation with respect to the Contracts which Buyer is not to assume.

8.1.7 Seller shall use commercially reasonable efforts to maintain the Tangible Personal Property in its present condition, subject to reasonable wear and tear and to dispositions in the normal course of business, and keep in effect all current insurance policies with respect thereto, and restore, repair or replace any lost or substantially damaged item of Tangible Personal Property in accordance with Section 16.2.

8.2 Seller Negative Covenants. Seller covenants and agrees with respect to the Stations that between the date hereof and the Closing Date, except as expressly permitted by this Agreement or with the prior written consent of Buyer, it shall act in accordance with the following:

8.2.1 Seller shall not cause or permit by any act, or failure to act, any of the Stations Licenses to expire, be surrendered, adversely modified, or otherwise terminated, or the FCC to institute any proceedings for the suspension, revocation or adverse modification of any of the Stations Licenses.

8.2.2 Seller shall not create or permit any Lien affecting the Stations Assets, except for Permitted Liens or those in existence on the date of this Agreement, all of which will be removed on or prior to the Closing Date.

8.2.3 Seller shall not: (i) enter into any commitment for capital expenditures for which Buyer would be liable after the Closing Date; (ii) enter into any collective bargaining agreement or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization relating to any Stations employee (to the extent the foregoing does not violate applicable law); or (iii) enter into any contract or commitment in relation to the Stations’ business or employees to which Buyer will be bound or which will adversely affect Buyer's operation of the Stations following the Closing other than agreements cancelable without penalty prior to the Closing Date.

8.2.4 Seller shall not, other than in the ordinary course of business, sell or dispose of or commit to sell or dispose of any of the Stations Assets unless, in the case of the Tangible Personal Property, the same are replaced by assets of equal quality and usefulness.

8.2.5 Seller shall not increase the salary, benefits or other compensation payable to any Stations employee, except to the extent consistent with existing practice or as may be required by applicable law, and Seller shall promptly notify Buyer upon taking any such action.

8.3. Seller Non-compete. At Closing, Seller and Seller’s principals shall enter into a non-compete agreement in the form attached hereto as Exhibit B, which shall bar Seller and its principals, George E. Pine (a/k/a George Pine, III) and James Karr, from having an ownership interest or investment in, or serving as an officer, director or employee of, or serving as a consultant or advisor to, any radio broadcast business whose city of license, studio or transmitter site is located within fifty (50) miles of Greenville, Mississippi, for a period of one (1) year from the Closing Date. Said agreement shall further bar Seller and Seller’s principals for a period of one (1) year after Closing from hiring or soliciting to hire any person employed by Buyer and whose duties relate substantially to the Stations. The portion of the purchase price allocated to the foregoing non-compete agreement shall be in accordance with Exhibit A hereto.

8.4. Buyer Covenants. Buyer covenants and agrees that, between the date hereof and the Closing Date, except as expressly permitted by this Agreement or with the prior written consent of Seller, it shall act in accordance with the following:

8.4.1. Notification. Buyer shall notify Seller of any litigation, arbitration or administrative proceeding pending or threatened against Buyer which challenges the transactions contemplated hereby, including any challenges to the FCC Application, and shall use reasonable efforts to remove any such impediment to the transactions contemplated by this

Agreement.

8.4.2. No Inconsistent Action. Buyer shall not take any action materially inconsistent with its obligations under this Agreement or that would hinder or delay the consummation of the transactions contemplated by this Agreement.

ARTICLE 9

JOINT COVENANTS

Buyer and Seller covenant and agree that between the date hereof and the Closing Date, they shall act in accordance with the following:

9.1 Conditions. If any event should occur, either within or without the control of any party hereto, which would prevent fulfillment of the conditions upon the obligations of any party hereto to consummate the transactions contemplated by this Agreement, the parties hereto shall use their best efforts to cure the event as expeditiously as possible.

9.2 Confidentiality. Buyer and Seller shall each keep confidential all information obtained by it with respect to the other in connection with this Agreement and the negotiations preceding this Agreement, and will use such information solely in connection with the transactions contemplated by this Agreement, and if the transactions contemplated hereby are not consummated for any reason, each shall return to the other, without retaining a copy thereof, any schedules, documents or other written information obtained from the other in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, neither party shall be required to keep confidential or return any information which (i) is known or available through other lawful sources, not bound by a confidentiality agreement with the disclosing party or (ii) is or becomes publicly known through no fault of the receiving party or its agents, (iii) is required to be disclosed pursuant to an order or request of a judicial or governmental authority (provided the disclosing party is given reasonable prior notice), or (iv) is developed by the receiving party independently of the disclosure by the disclosing party.

9.3 Cooperation. Buyer and Seller shall cooperate fully with one another in taking any actions, including actions to obtain the required consent of any governmental instrumentality or any third party necessary or helpful to accomplish the transactions contemplated by this Agreement; provided, however, that no party shall be required to take any action which would have a material adverse effect upon it. To the extent that any Assumed Contract, except Material Contracts, may not be assigned without the consent of any third party, and such consent is not obtained prior to Closing, this Agreement and any assignment executed pursuant hereto shall not constitute an assignment thereof, but to the extent permitted by law shall constitute an equitable assignment by Seller and assumption by Buyer of Seller’s rights and obligations under the applicable Assumed Contract, with Seller making available to Buyer the benefits thereof and Buyer performing the obligations thereunder on Seller’s behalf.

9.4 Control of Stations. Prior to the Closing Date, Buyer shall not directly or indirectly control, supervise, or direct, or attempt to control, supervise, or direct, the operations of the Stations. Such operations shall be the sole responsibility of Seller and, subject to the provisions of this Article 9, shall be in its complete discretion.

ARTICLE 10

CONDITIONS OF CLOSING BY BUYER

The performance of the obligations of Buyer hereunder are subject to the satisfaction of each of the following express conditions precedent, provided that Buyer may, at its election, waive any of such conditions at Closing, notwithstanding that such condition is not fulfilled on the Closing Date:

10.1 Representations, Warranties and Covenants.

10.1.1 All representations and warranties of Seller contained herein or in any Schedule or document delivered pursuant hereto, shall be true and complete in all material respects as of the date hereof and on and as of the Closing Date as if made on and as of that date, except for changes expressly permitted or contemplated by the terms of this Agreement.

10.1.2 All of the terms, covenants and conditions to be complied with and performed by Seller on or prior to Closing Date shall have been complied with or performed in all material respects.

                10.2 Governmental Consents. The conditions specified in Sections 4.1 and 4.2 of this Agreement shall have been satisfied.

10.3 Governmental Authorizations. Seller shall be the holder of the Stations Licenses and all other material licenses, permits and other authorizations listed in Schedule 1.1.1, and there shall not have been any modification of any of such licenses, permits and other authorizations which has a material adverse effect on the Stations or the conduct of its business and operation. No proceeding shall be pending which seeks or the effect of which reasonably could be to revoke, cancel, fail to renew, suspend or modify adversely the Stations Licenses or any other material licenses, permits or other authorizations relating to the Station.

10.4 Adverse Proceedings. No suit, action, claim or governmental proceeding shall be pending against, and no order, decree or judgment of any court, agency or other governmental authority shall have been rendered against, any party hereto which would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms.

10.5 Third-Party Consents. Seller shall have obtained and shall have delivered to Buyer all third-party consents to the Material Contracts.

10.6 Closing Deliveries. Seller shall have delivered, caused to be delivered, or stand willing to deliver to Buyer, on the Closing Date, each of the documents required to be delivered pursuant to Article 13.

10.7 No Material Adverse Change. Since the date of this Agreement, there shall not have occurred, whether or not within Seller’s control, any material adverse change in the Stations Assets.

10.8 Liens. The Station Assets shall be free and clear of all Liens, except the Permitted Liens.

10.9 Preliminary Title Report. Seller shall have obtained and delivered to Buyer a preliminary report of a title insurance company reasonably acceptable to Buyer to insure the title to the Real Property included in the Station Assets and owned by the Seller without any liens or encumbrances, other than the Permitted Liens and current taxes or assessments. The costs and expenses incurred in connection with obtaining such report shall be borne one-half by Seller and one-half by Buyer.

ARTICLE 11

CONDITIONS OF CLOSING BY SELLER

The performance of the obligations of Seller hereunder are subject to the satisfaction of each of the following express conditions precedent, provided that Seller may, at its election, waive any of such conditions at Closing, notwithstanding that such condition is not fulfilled on the Closing Date:

11.1 Representations, Warranties and Covenants.

11.1.1 All representations and warranties of Buyer made in this Agreement or in any Schedule or document delivered pursuant hereto, shall be true and complete in all material respects as of the date hereof and on and as of the Closing Date as if made on and as if made on and as of that date, except for changes expressly permitted or contemplated by the terms of this Agreement.

11.1.2 All of the terms, covenants and conditions to be complied with and performed by Buyer on or prior to the Closing Date shall have been complied with or performed in all material respects.

11.2 Governmental Consents. The conditions specified in Sections 4.1 and 4.2 of this Agreement shall have been satisfied.

11.3 Adverse Proceedings. No suit, action, claim or governmental proceeding shall be pending against, and no other, decree or judgment of any court, agency or other governmental authority shall have been rendered against any party hereto which would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms.

11.4 Closing Deliveries. Buyer shall have delivered, caused to be delivered, or stand willing to deliver to Seller, on the Closing Date, the Purchase Price and each of the documents required to be delivered pursuant to Article 13.

ARTICLE 12

TRANSFER TAXES; FEES AND EXPENSES

12.1 Expenses. Except as set forth in Sections 3.5 and 12.2 hereof, each party hereto shall be solely responsible for all costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement.

12.2 Transfer Taxes: Governmental Filing or Grant Fees. All costs of transferring the Stations Assets in accordance with this Agreement, including recordation, transfer and documentary taxes and fees, and any excise, sales or use taxes shall be borne one-half by Seller and one-half by Buyer.

ARTICLE 13

CLOSING DELIVERIES

13.1 Seller's Deliveries. At the Closing, Seller shall deliver or cause to be delivered to Buyer the following:

13.1.1 Bills of Sale and other instruments of assignment and transfer, all in a form normal and customary in the State of Tennessee and satisfactory to Buyer’s counsel, as shall be effective to vest in Buyer or its permitted assignees, good and marketable title in and to the Stations Assets transferred pursuant to this Agreement in accordance with the terms of this Agreement;

13.1.2 A special warranty deed conveying title to the Real Property to Buyer;

13.1.3 A certificate, dated the Closing Date, and substantially in the form of Exhibit C, of the Secretary of Seller certifying as to the resolutions of the Board of Directors of

Seller approving the execution and delivery of this Agreement and each of the other documents and agreements referred to herein and authorizing the consummation of the transactions contemplated hereby and thereby;

13.1.4 A certificate of an officer of Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer certifying to the fulfillment of the conditions specified in Section 10.1.

13.1.5 The Stations Records, including the originals or copies of all program, operations, transmissions, or maintenance logs and all other records required to be maintained by the FCC with respect to the Stations, including the Stations’ public file, shall be left at the Stations and thereby delivered to Buyer;

13.1.6 A certified check made payable to Buyer in the amount of $28,669 in accordance with Section 3.5.1; and

13.1.7 Such additional information and materials as Buyer shall have reasonably requested.

13.2 Buyer's Deliveries. At the Closing, Buyer shall deliver or cause to be delivered to Seller the following:

13.2.1 The Purchase Price as described in Section 3 hereof;

13.2.2 A certificate, dated the Closing Date, and substantially in the form of Exhibit D, of the Secretary of Buyer certifying as to the resolutions of the Board of Directors of Buyer approving the execution and delivery of this Agreement and each of the other documents and agreements referred to herein and authorizing the consummation of the transactions contemplated hereby and thereby;

13.2.3 A certificate of an officer of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Seller, certifying to the fulfillment of the conditions specified in Section 11.1.

13.2.4 Such additional information and materials as Seller shall have reasonably requested.

ARTICLE 14

INDEMNIFICATION

14.1  Seller's Indemnities. Notwithstanding the Closing, Seller hereby agrees to indemnify, defend and hold harmless Buyer and its assignee with respect to any and all demands, claims, actions, suits, proceedings, assessments, judgments, costs, losses, damages, liabilities and expenses (including, without limitation, interest, penalties, court costs and reasonable attorneys' fees) ("Damages") asserted against, resulting from, imposed upon or incurred by Buyer directly or indirectly relating to or arising out of:

14.1.1 The material breach by Seller of any of its representations or warranties, or failure by Seller to perform any of its covenants, conditions or agreements set forth in this Agreement;

14.1.2 The Retained Liabilities;

14.1.3 Any and all claims, liabilities or obligations of any nature, absolute or contingent, relating to the business and operation of the Stations prior to the Closing Date;

14.1.4 Any failure to comply with any “bulk sales” laws applicable to the transactions contemplated hereby;

14.1.5 A claim by any person or entity based on any arrangement or agreement to pay a commission, finder's fee or similar payment in connection with this Agreement made or alleged to have been made by Seller.

14.2 Buyer's Indemnities. Notwithstanding the Closing, Buyer hereby agrees to indemnify, defend and hold harmless Seller with respect to any and all Damages asserted against, resulting from, imposed upon or incurred by Seller directly or indirectly relating to or arising out of:

14.2.1 The material breach by Buyer of any of its representations, warranties, or failure by Buyer to perform any of its covenants, conditions or agreements set forth in this Agreement;

14.2.2 The Assumed Liabilities;

14.2.3 Any and all claims, liabilities or obligations of any nature, absolute or contingent, relating to the business and operation of the Stations as conducted by Buyer on and after the Closing Date; and

14.2.4 A claim by any person or entity based on any arrangement or agreement to pay a commission, finder's fee or similar payment in connection with this Agreement made or alleged to have been made by Buyer.

14.3 Survival of Representations and Warranties. The representations and warranties contained herein shall be deemed and construed to be continuous and survive the Closing for a period of one (1) year following the Closing Date. No claim may be brought under this Agreement unless written notice describing in reasonable detail the nature and basis of such claim is given on or prior to the last day of the applicable survival period. In the event such notice is given, the right to indemnification with respect thereto shall survive the applicable survival period until such claim is finally resolved and any obligations thereto are fully satisfied.

14.4 Procedures.

14.4.1 Within [thirty (30) days] after the receipt by either party of notice of (a) any claim or (b) the commencement of any action or proceeding which may entitle such party to indemnification under this Section, such party (the "Indemnified Party") shall give the other party (the "Indemnifying Party) written notice of such claim or the commencement of such action or proceeding and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting from such claim. The failure to give the Indemnifying Party timely notice under this Section 14.4.1 shall not preclude the Indemnified Party from seeking indemnification from the Indemnifying Party unless such failure has materially prejudiced the Indemnifying Party's ability to defend the claim or litigation.

14.4.2 If the Indemnifying Party assumes the defense of any such claim or litigation resulting therefrom with counsel reasonably acceptable to the Indemnified Party, the obligations of the Indemnifying Party as to such claim shall be limited to taking all steps necessary in the defense or settlement of such claim or litigation resulting therefrom and to holding the Indemnified Party harmless from and against any losses, damages and liabilities caused by or arising out of any settlement approved by the Indemnifying Party or any judgment in connection with such claim or litigation resulting therefrom; however, the Indemnified Party may participate, at its expense, in the defense of such claim or litigation provided that the Indemnifying Party shall direct and control the defense of such claim or litigation. The Indemnified Party shall cooperate and make available all books and records reasonably necessary and useful in connection with the defense. The Indemnifying Party shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment, except with the written consent of the Indemnified Party, or enter into any settlement, except with the written consent of the Indemnified Party, which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such claim or litigation.

14.4.3 If the Indemnifying Party shall not assume the defense of any such claim or litigation resulting therefrom, the Indemnified Party may, but shall have no obligation to, defend against such claim or litigation in such manner as it may deem appropriate, and the Indemnified Party may compromise or settle such claim or litigation without the Indemnifying Party's consent.

14.5 Assignment of Claims. In the event that any of the Damages for which an Indemnifying Party is responsible or allegedly responsible hereunder are recoverable or potentially recoverable against any third party at the time when payment is due under this Article 14, then the Indemnified Party shall assign any and all rights that it may have that are related in any fashion to the Damages or the facts or circumstances giving rise thereto to the Indemnifying Party as a condition to any payment due under this Article 14, or, if such rights are not assignable under applicable law or otherwise, the Indemnified Party hereunder shall attempt in good faith to collect any and all damages and losses on account thereof from such third party for the benefit of, and at the expense and direction of, the Indemnifying Party.

ARTICLE 15

TERMINATION RIGHTS

15.1 Termination.

15.1.1 This Agreement may be terminated by either Buyer or Seller, if the party seeking to terminate is not in material default or breach of this Agreement, upon written notice to the other upon the occurrence of any of the following:

15.1.1.1 if any condition set forth herein to the obligations of the party seeking to terminate has not been satisfied or waived on or prior to the Closing Date; or

15.1.1.2 if the FCC denies the Assignment Application; or

15.1.1.3 if there shall be in effect any judgment, final decree or order that would prevent or make unlawful the Closing of this Agreement; or

15.1.1.4 if the Closing has not occurred within six (6) months after the date on which the Assignment Application is accepted for filing by the FCC.

15.1.2 This Agreement may be terminated by mutual agreement of the parties hereto.

15.1.3. Buyer may terminate this Agreement pursuant to Section 16.2 hereunder.

15.1.4. Seller may terminate this Agreement pursuant to Sections 3.3.1 and 16.2 hereunder.

15.2 Liability. The termination of this Agreement under Section 15.1 shall not relieve any party of any liability for breach of this Agreement prior to the date of termination.

ARTICLE 16

MISCELLANEOUS PROVISIONS

16.1 Specific Performance. Seller and Buyer each recognize and acknowledge that, in the event that Seller shall fail to perform its obligations to consummate the transaction contemplated hereby, and Buyer is not also in material default hereunder, money damages alone will not be adequate to compensate Buyer for its injury. Seller agrees and acknowledges that Buyer shall be entitled, in lieu of bringing suit at law or equity for money or other damages including costs and expenses incurred by Buyer in the preparation and negotiation of this Agreement and in contemplation of the Closing hereunder, to obtain specific performance of the terms of this Agreement and of Seller's obligation to consummate the transaction contemplated hereby. If any action is brought by Buyer to enforce this Agreement, Seller shall waive the defense that there is an adequate remedy at law. As a condition to seeking specific performance, Buyer shall have demonstrated that it is willing and able to tender the Purchase Price and perform its other closing obligations in all respects.

16.2 Risk of Loss. The risk of loss or damage to any of the Stations Assets prior to the Closing Date shall be upon Seller. In the event of such loss or damage prior to the Closing, Seller shall, at its expense, and in consultation with Buyer, repair, replace and restore any such damaged or lost Stations Asset to its prior condition as soon as possible and in no event later than the Closing Date. In the event any such loss or damage requires the Stations to be taken off the air or to operate with reduced power for more than seven (7) days, Buyer may in its sole election (a) terminate this entire Agreement with no further obligation to Seller or (b) postpone the Closing for up to ninety (90) days, at the conclusion of which period of postponement Buyer may terminate the Agreement if the loss or damage has not been fully repaired and restored. If Seller is unable or fails to restore or replace lost or damaged Station Assets prior to the Closing due to catastrophic loss in excess of $250,000, either party may elect to terminate this Agreement with no further obligation under this Agreement.

16.3 Further Assurances. After the Closing, Seller shall from time to time, at the request of and expense to Buyer, execute and deliver such other instruments of conveyance and transfer and take such other actions as may reasonably be requested in order to more effectively consummate the transactions contemplated hereby to vest in Buyer good and marketable title to the assets being transferred hereunder, and Buyer shall from time to time, at the request of and expense to Seller, execute and deliver such other instruments and take such other actions as may reasonably be requested in order to more effectively relieve Seller of any obligations being assumed by Buyer hereunder.

                16.4 Benefit and Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Seller may assign its interest under this Agreement with the prior written consent of Buyer, which consent shall not be unreasonably withheld.

16.5 Headings. The headings set forth in this Agreement are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

16.6 Governing Law. The construction and performance of this Agreement shall be governed by the laws of the State of Tennessee without giving effect to the choice of law principles thereof, except that the construction and performance of any issues pertaining to the Real Property shall be governed by laws of the State of Mississippi.

16.7 Notices. All notices, elections and other communications permitted or required under this Agreement shall be in writing and shall be deemed effectively given or delivered upon personal delivery or twenty-four (24) hours after delivery to a courier service which guarantees overnight delivery or five (5) days after deposit with the U.S. Post Office, by registered or certified mail, postage prepaid, and, in the case of courier or mail delivery, addressed as follows (or at such other address for a party as shall be specified by like notice):

To Seller:

George E. Pine
The River Broadcasting Company Inc.
800 Highway One South
Delta Plaza Mall, #39
Greenville, MS 38702
Fax: (703) 736-0865 (c/o Howard McAnany)

With a copy (which shall
not constitute notice) to:

Leventhal Senter & Lerman PLLC
2000 K Street, NW
Suite 600
Washington, DC 20006
Attn: Howard A. Topel, Esq.

Fax: (202) 293-7783

To Buyer:

Robert J. Marquitz
Steven L. Ludwig
The Marketing Group
1209 16th Avenue South
Nashville, TN 37212
Fax: (615) 301-0002

With a copy (which shall not
constitute notice) to:

Stephen K. Rush
Rush Law Group
1209 16th Avenue South
Nashville, TN 37212
Fax: (615) 327-0811

16.8 No Third Party Beneficiaries. Nothing herein expressed or implied is intended or shall be construed to confer upon give to any person or entity other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

16.9 Severability. The parties agree that if one or more provisions contained in this Agreement shall be deemed or held to be invalid, illegal or unenforceable in any respect under any applicable law, this Agreement shall be construed with the invalid, illegal or unenforceable provision deleted, and the validity, legality and enforceability of the remaining provisions contained herein shall not be affected or impaired thereby; provided, however, that if the removal of the offending provision or provisions materially alters the burdens or benefits of either party, the parties agree to negotiate in good faith such modifications to this Agreement as are appropriate to insure the burdens and benefits of each party are reasonably comparable to those originally contemplated and expected.

16.10 Amendments and Waivers. No amendment, waiver of compliance with any provision or condition hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of any waiver, amendment, change, extension or discharge is sought.

16.11 Entire Agreement. This Agreement and the Exhibits and Schedules attached hereto and the ancillary documents provided for herein embody the entire agreement and understanding of the parties hereto relating to the matter provided for herein and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein.

16.12 No Broker. Buyer and Seller hereby mutually represent that there are no finders or brokers involved in this transaction and that neither Seller nor Buyer has agreed to pay any brokers’ or finders’ fees in connection with this transaction.

16.13 Attorneys’ Fees. In the event of commencement of suit by either party to enforce the provisions of this Agreement, the prevailing party shall be entitled to receive attorneys' fees and costs of collection as the court in which such suit is brought may adjudge reasonable in addition to all other relief granted.

16.14 Time of Essence. Time is of the essence with respect to every provision of this Agreement.

16.15 Counterparts. This Agreement may be signed in counterpart originals, which collectively shall have the same legal effect as if all signatures had appeared on the same physical document.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

THE RIVER BROADCASTING COMPANY, INC.	THE MARKETING GROUP
By: /s/ James Karr, Jr.	By: /s/ Robert J. Marquitz
Name: James Karr, Jr.	Name: Robert J. Marquitz
Title: Vice President	Title: President